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                                                                    EXHIBIT 12.1

                             Roper Industries, Inc.
                Computation of Ratio of Earnings to Fixed Charges


                                                                                                           Calendar
                                                                                                           Nine Months
                                                        Fiscal Year Ended October 31                  Ended September 30(1)
                                          -------------------------------------------------------     --------------------
                                            1998        1999        2000        2001        2002        2002        2003
                                          --------    --------    --------    --------    --------    --------    --------
Ratio of Earnings to Fixed Charges             6.8         8.4         5.7         5.7         5.4         5.0         5.3
                                          ========    ========    ========    ========    ========    ========    ========

Earnings Computation:
                Income from continuing
        operations before income taxes    $ 59,052    $ 72,566    $ 76,386    $ 88,865    $ 96,327    $ 65,141    $ 65,948

               Add:  Fixed Charges (2)      10,241       9,766      16,313      19,017      22,076      16,381      15,403
                                          --------    --------    --------    --------    --------    --------    --------
          Equals:  Earnings as defined    $ 69,293    $ 82,332    $ 92,699    $107,882    $118,403    $ 81,522    $ 81,351
                                          ========    ========    ========    ========    ========    ========    ========


        (2) Fixed Charges Computation:
  Interest expense and amortization of
                   debt issuance costs    $  7,856    $  7,254    $ 13,483    $ 15,917    $ 18,506    $ 13,703    $ 12,653

   Add:  Estimated interest portion of
     rental expenses charged to income
           (one-third of rent expense)       2,385       2,512       2,830       3,100       3,570       2,678       2,750
                                          --------    --------    --------    --------    --------    --------    --------
     Equals:  Fixed Charges as defined    $ 10,241    $  9,766    $ 16,313    $ 19,017    $ 22,076    $ 16,381    $ 15,403
                                          ========    ========    ========    ========    ========    ========    ========

(1) On August 20, 2003, the Board of Directors of the Company approved a change in the date of the Company's year end from October 31 to December 31. The Company's first calendar interim reporting period related to its new fiscal year ended on September 30, 2003.